July 7, 2024

Matthew Kissner

Dear Matt,

On behalf of the Board of Directors (the “Board”), I am pleased to confirm our offer of employment with John Wiley & Sons, Inc. (the “Company”) as President and Chief Executive Officer (“CEO”). Your duties and authority as CEO will be prescribed by the Board and will be commensurate with those of a CEO of a company of comparable size and a similar business. During your employment as CEO, you will report directly to the Board and will devote such time as is necessary to the business of the Company to fulfill the expectations of the Board and agree not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. While serving as CEO, you will also, if appointed, serve as a Board member for no additional compensation.
Your employment Start Date will be on July 8, 2024. Your base salary will be $900,000 annually.
You will be eligible to participate in the Executive Annual Incentive Plan (“Plan”), with a target incentive equal to 150% of your base salary. Your annual incentive will be prorated to reflect any partial fiscal year of your employment. Payout will be based on individual and company performance, and payable in accordance with Plan provisions.
You will be eligible to receive a one-time award under the FY25 Executive Long-Term Incentive Plan (ELTIP), with an anticipated value of $3,000,000.00 (Three-Million Dollars) at the time of the award (“Appointment Award”). The Appointment Award will be paid in the form of 60% performance stock units and 40% in the form of restricted stock units. If the Company removes you as CEO for any reason other than for Cause, upon transition to the next CEO, your restricted share units will continue to vest and you will continue full participation for your performance share units, with payout based on actual performance for the cycle. All other payout terms and conditions under the fiscal year 2025 are subject to and in accordance with plan provisions and the relevant grant award agreement.
All compensation is subject to withholding and payroll taxes.
You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.
While we look forward to a mutually beneficial relationship, your employment is "at-will." This offer letter is not a contract and does not guarantee any employment duration, terms, or conditions. You will not be eligible for
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severance under the Executive Severance Plan, or any other Company severance program during your tenure, or upon conclusion of your role as CEO. On the effective date of your transition out of the role of CEO and/or your separation date from employment with the Company, you will have automatically resigned your seat on the Board, if one had been appointed.
This offer is contingent upon your execution of the attached Confidentiality and Proprietary Rights and Restrictive Covenants Agreements. By signing this offer letter, you confirm that your employment with Wiley will not breach any agreement you have with any third party.
Matt, I know that you will continue to contribute significantly to the success of the Company.
Please sign and return this letter, and the Confidentiality and Proprietary Rights and Restrictive Covenants Agreements document, to me at dmcmahan@wiley.com.
Sincerely,                                 Acknowledged and Agreed:

/s/ Danielle McMahan                                /s/ Matthew Kissner    07/08/24
Danielle McMahan                                  Matthew Kissner Date
EVP and Chief People Officer

111 River Street, Hoboken, NJ 07030-5774, U.S.
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Confidentiality, Proprietary Rights and Restrictive Covenants Agreements

As a condition of your employment with John Wiley & Sons, its subsidiaries, affiliates, successors or assigns (together “Wiley” or the “Company), and in consideration of your employment with the Company and your receipt of the compensation now and hereafter paid to you by the Company, you agree to the following:

Intellectual Property and Rights
You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form (collectively the “Work Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product. You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.
You acknowledge that the Company may from time to time create – or commission the creation of- photographs, audio-visual recordings, audio recordings, text materials and/or other works for use in connection with both internal and external Company promotional, recruitment, publicity or teaching materials and/or other Company purposes (collectively, “Company Works”). You hereby grant the Company the worldwide, perpetual, royalty-free right and release to use and/or authorize the use of your name, likeness, image, appearance and/or voice in connection with the Company Works and in any and all media now known or hereafter created including, but not limited to, print, television, radio, film and social media. You also hereby release the Company from all claims of any kind on account of such use, and you hereby waive the right to inspect and approve the use of your name, likeness, and/or voice as they may appear in Company Works.
Protection of Confidential Information
You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its information, sales and marketing plans, financials, business plans and information, technology, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), trade secrets, trade practices, know-how, or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care

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that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.

Business Opportunities
Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.
Non-Compete, Non-Solicitation
During your employment with Wiley, you have and will become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its subsidiaries, affiliates, and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business.
A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Wiley business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Wiley business unit to which you rendered services during the two year period prior to the date at issue. In the event that you have an enterprise role at Wiley, you will be deemed to render services to all Wiley business units.
During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) solicit, induce, recruit or hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).
You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley.

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Representations
You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.
Modification
It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.
General
This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.
Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the you and the Company, pursuant to which either you or the Company may terminate the employment relationship at any time, with or without cause, with or without notice.
By /s/ Danielle McMahan                  /s/ Matthew Kissner 07/08/24
Danielle McMahan                  Matthew Kissner Date
EVP and Chief People Officer

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088 www.wiley.com